Exhibit 10.27

FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT (the “Amendment”) made as of July 28, 2011, by and between JEFFROAD GREEN, LLC, a Delaware limited liability company (“Landlord”), having an address c/o Prism Capital Partners, LLC, at 50 Grand Avenue, Englewood, New Jersey 07631-3506, Attn: Eugene Diaz, and PINNACLE FOODS GROUP LLC, a Delaware limited liability company (“Tenant”), having an address at 399 Jefferson Road, Parsippany, New Jersey 07054-3707.

W I T N E S S E T H:
WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 14, 2010 (the “Lease”) for 82,552 rentable square feet in the building (the “Premises”) located at 399 Jefferson Road, Parsippany, New Jersey 07054 (the “Building”);
WHEREAS, the Premises is comprised of the Phase 1 Premises, consisting of 45,865 rentable square feet, and the Phase 2 Premises, consisting of 36,687 rentable square feet;
WHEREAS, Landlord and Tenant each wish to, among other things: (i) increase the square footage of the Phase 2 Premises by 11,977 rentable square feet; (ii) revise the rent schedule contained in the Basic Lease Provisions of the Lease such that it reflects the increase in the size of the Phase 2 Premises; and (iii) reduce the square footage of the Expansion Space by 11,977 rentable square feet for a remaining Expansion Space square footage equal to 9,403 rentable square feet;
WHEREAS, Landlord and Tenant each wish to amend the Lease as of the date hereof in accordance with, and subject to, the provisions of this Amendment.
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration exchanged by Landlord and Tenant, the receipt and sufficiency of which are hereby expressly acknowledged, it is AGREED as of the date hereof:
1.Definitions. For the purposes of this Amendment, words and phrases used herein with initial capital case letters and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Lease.
2.    Amendments to Lease.

(a)	As of the date hereof, Paragraph (3) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(3) Premises:
94,528 rentable square feet in the Building, comprised of 45,865 rentable square feet designated as Suite 100 (the “Phase 1 Premises”) and 48,663 rentable square feet designated as Suite 110 (the “Phase 2 Premises”), as shown on Schedule B attached hereto.”

(b)	As of the date hereof, Paragraph (6) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(6) Basic Rent:
From the Commencement Date until November 30, 2011, Tenant shall not be obligated to pay any Basic Rent. From December 1, 2011 (the “Phase 1 Premises Rent Commencement Date”) until March 31, 2012, Basic Rent hereunder shall be $1,009,030.00 per annum ($22.00 per rentable square foot for the Phase 1 Premises) due and payable, in advance, on the first day of each month in equal monthly installments of $84,085.83 per month. From April 1, 2012 (the “Phase 2 Premises Rent Commencement Date”) through March 31, 2016, Basic Rent hereunder shall be $2,079,616.00 per annum ($22.00 per rentable square foot for the entire Premises) due and payable, in advance, on the first day of each month in equal monthly installments of $173,301.33 per month. Notwithstanding the foregoing, if Tenant commences its business operations in the Phase 2 Premises prior to January 1, 2012 (the “Phase 2 Accelerated Use Date”), then from and after the Phase 2 Accelerated Use Date until March 31, 2012, in addition to any Basic Rent payable for the Phase 1 Premises as provided above, Tenant shall pay Landlord Basic Rent for such period in an amount equal to $31,630.95 per month ($0.65 per rentable square foot for the Phase 2 Premises) due and payable, in advance, on the first day of each month with the Basic Rent payable above for the Phase 1 Premises.

From April 1, 2016 through March 31, 2021, Basic Rent hereunder shall be $2,221,408.00 per annum ($23.50 per rentable square foot) due and payable, in advance, on the first day of each month in equal monthly installments of $185,117.33 per month.

From April 1, 2021 through the Termination Date, Basic Rent hereunder shall be $2,363,200.00 per annum ($25.00 per rentable square foot) due and payable, in advance, on the first day of each month in equal monthly installments of $196,933.33 per month.”

(c)	As of the date hereof, Paragraph (8) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(8) Rentable Size of Premises:	94,528 square feet.”

(d)	As of the date hereof, Paragraph (9) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(9) Tenant’s Proportionate Share:	52.99%”

(e)	As of the date hereof, Paragraph (11) of the Basic Lease Provisions of the Lease shall be deleted in its entirety and replaced with the following:

“(11) Parking Spaces:	378 parking spaces, of which 94 shall be marked for the exclusive use of Tenant as near to Tenant’s main entrance to the Premises as possible and as shown on Schedule B-1.”

(f)
As of the date hereof, Section 2.1 of the Lease shall be amended by deleting the reference to clause “(10)” of the Basic Lease Provisions in the fourth (4th) line thereof and substituting clause “(8)” therefor.

(g)	As of the date hereof, Schedule B of the Lease, which depicts the Premises, shall be deleted in its entirety and replaced with Schedule B attached hereto.

(h)	As of the date hereof, Schedule B-1 of the Lease, which depicts the assigned parking spaces, shall be deleted in its entirety and replaced with Schedule B-1 attached hereto.

(i)
As of the date hereof, Paragraph 3(a) of Schedule D of the Lease shall be amended by deleting the number “$2,436,548.43” on the fourth (4th) line thereof and substituting the number “$3,232,196.46” therefor.

(j)	As of the date hereof, Paragraph 4 of Schedule D of the Lease shall be deleted in its entirety.

(k)	As of the date hereof, Schedule F of the Lease, which depicts the Expansion Space, shall be deleted in its entirety and replaced with Schedule F attached hereto.
3.    Brokers. Landlord and Tenant each represents and warrants to the other that such party has not dealt with any broker in bringing about this Amendment other than Jones Lang LaSalle

Brokerage, Inc. Tenant and Landlord each agrees to hold the other harmless and indemnify and defend the other from and against any and all loss, cost, liability, damage and expense arising out of the inaccuracy of the representation contained in the preceding sentence and each party represents to the other that, other than Jones Lang LaSalle Brokerage, Inc., it has not engaged and is not responsible for the payment of a fee, commission or other compensation to any other person in connection with this Amendment.
4.    Defaults. Tenant and Landlord each represents, warrants and covenants to the other that to its actual knowledge it is not in default under any of its obligations under the Lease and that, to the best of its actual knowledge, the other is not in default of its obligations under the Lease and to its actual knowledge no event has occurred nor do any circumstances exist which, with lapse of time or notice or both, would constitute a default by Landlord or Tenant under the Lease as modified by this Amendment.
5.    Ratification of Lease. Except as modified by this Amendment, the Lease and all of the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind the parties hereto and their respective successor and assigns and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. In the event of any conflict between the provisions of this Amendment and the Lease, the provisions contained in this Amendment shall prevail and be paramount.
6.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and together a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.
7.    Binding Effect.    This Amendment shall become binding and effective only upon execution and delivery of this Amendment by Landlord and Tenant to the other.
8.    Authority.    Tenant represents and warrants that: (i) the execution and delivery of, the consummation of the transactions contemplated by and the performance of all its obligations under, this Amendment by Tenant have been duly and validly authorized by its general partners, to the extent required by its partnership agreement and applicable law, if Tenant is a partnership or, if Tenant is a limited liability company, by its manager, representative(s) or members to the extent required by its operating agreement and applicable law or, if Tenant is a corporation, by its board of directors, if necessary, and by its stockholders, if necessary, at meetings duly called and held on proper notice for that purpose at which there were respective quorums present and voting throughout; (ii) no other approval, partnership, corporate, governmental or otherwise, is required to authorize any of the foregoing or to give effect to Tenant’s execution and delivery of this Amendment; (iii) the individual (or individuals) who executes and delivers this Amendment on behalf of Tenant is authorized to do so; and (iv) Landlord represents and warrants that Landlord owns the Premises and the Building and has the authority to lease the Premises and that the individual (or individuals) who executes and delivers this Amendment on behalf of Landlord is authorized to do so.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

Landlord:

JEFFROAD GREEN, LLC

By:         /s/ Eugene R. Diaz

Name:         Eugene R. Diaz
Title:        Senior Vice President

Tenant:

PINNACLE FOODS GROUP LLC

By:         /s/ John F. Kroeger

Name:         John F. Kroeger
Title:        Vice President